CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of AIM Investment Securities Funds (Invesco Investment Securities Funds) of our report dated July 30, 2019, relating to the financial statements and financial highlights, which appear in Invesco Oppenheimer Global High Yield Fund’s Annual Report on Form N-CEN for the year ended May 31, 2019. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

September 25, 2019